EATON VANCE INCOME FUND OF BOSTON
                              CALCULATION OF YIELD

                     For the 30 days ended 9/30/96:

                            Interest Income Earned:   $ 1,220,994
Plus
                                                      -----------
Equal                                 Gross Income:   $ 1,220,994
Minus                                     Expenses:      $116,288
                                                      -----------
Equal                        Net Investment Income:   $ 1,104,706

Divided by           Average daily number of shares
                     outstanding that were entitled
                              to receive dividends:    17,478,757

Equal       Net Investment Income Earned Per Share:   $    0.0632

          Maximum Offering Price Per Share 9/30/96:   $    8.4400

                                    30 Day Yield**:          9.16%

**  Yield is calculated on a bond equivalent rate as follows:
                             6
    2[(($0.0632/$8.44)+1) -1]

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
                                     INVESTMENT PERFORMANCE -- EATON VANCE INCOME FUND OF BOSTON

The table below indicates the total return (capital changes plus reinvestment of all distributions) on a hypothetical investment of
$1,000 in the Fund covering the 1, 5, and 10 year periods ended September 30, 1996.

                                         VALUE OF A $1,000 INVESTMENT

                                VALUE OF       VALUE OF            TOTAL RETURN              TOTAL RETURN
INVESTMENT        INVESTMENT    INITIAL        INVESTMENT     EXCLUDING SALES CHARGE    INCLUDING SALES CHARGE
PERIOD            DATE          INVESTMENT*    ON 09/30/96    CUMULATIVE  ANNUALIZED    CUMULATIVE  ANNUALIZED
----------        ----------    -----------    -----------    ----------  ----------    ----------  ----------
10 YEARS ENDED
09/30/96          09/30/86      $962.50        $2,639.02      174.18%     10.61%        163.90%     10.19%

5 YEARS ENDED
09/30/96          09/30/91      $963.06        $1,772.09       84.01%     12.97%         77.21%     12.12%

1 YEAR ENDED
09/30/96          09/30/95      $962.34        $1,091.42       13.41%     13.41%          9.14%      9.14%


Average annual total return is calculated using the following formula:

                                    n
                              P(1+T)  =  ERV

            where        P         =  an initial investment of $1,000 **
                         T         =  average annual total return
                         n         =  number of years
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period


Cumulative total return is calculated using the following formula:

                               T = ( ERV / P ) - 1

            where        T         =  cumulative total return including the maximum sales charge
                         ERV       =  ending redeemable value of $1,000 initial investment at the end of the period
                         P         =  an initial investment of $1,000 ***


  * Initial investment less the current maximum sales charge of 3.75%.

 ** The average annual total return including the sales charge is calculated based on an initial investment of $1,000 less the maximum initial sales charge of 3.75%.

*** The cumulative total return including the sales charge is calculated based on an initial investment of $1,000 less maximum initial sales charge of 3.75%.
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